Exhibit 10.2

EXECUTION COPY

OPERATING AND MAINTENANCE AGREEMENT

Between

BKEP Pipeline, L.L.C.

And

Vitol Midstream LLC

Effective July 1, 2011

OPERATING AND MAINTENANCE AGREEMENT

This Operating and Maintenance Agreement (this “O&M Agreement”) is entered into as of August 17, 2011, to be effective as of July 1, 2011 (the “Effective Date”), between BKEP Pipeline, L.L.C., a Delaware limited liability company (the “Operator”), and Vitol Midstream LLC, a Texas limited liability company (the “Owner”) (each referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS, the Parties desire to enter into a series of transactions (the “Transactions”) with respect to the construction, operation and maintenance of crude oil tanks at a site owned by Owner near Midland, Texas;

WHEREAS, contemporaneously herewith, the Parties have entered into that certain Consulting Services Agreement, effective as of July 1, 2011 (the “Consulting Services Agreement”), pursuant to which Operator shall provide to Owner certain consulting services with respect to the Terminal (as defined below), all as more fully set forth therein; and

WHEREAS, pursuant to the terms of this O&M Agreement, Operator desires to provide, and Owner desires to purchase, certain operation and maintenance services with respect to the Terminal;

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1 Definitions.  For purposes of this O&M Agreement, including the foregoing recitals and all Exhibits attached hereto, capitalized terms used herein and not otherwise defined shall have the meaning set forth below:

“Additional O&M Services” is defined in Section 5.1(b).

“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person.  For this purpose, “control” of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person.  For purposes of this O&M Agreement, (i) Owner and its affiliates shall not be deemed to be Affiliates of Blueknight Energy Partners, L.P., Blueknight Energy Partners G.P., L.L.C. and any of their respective subsidiaries (including Operator) and (ii) Blueknight Energy Partners, L.P., Blueknight Energy Partners G.P., L.L.C. and any of their respective subsidiaries (including Operator) shall not be deemed to be Affiliates of Owner.

“Annual Plan” is defined in Section 5.6.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority or (iii) any applicable license, permit or compliance requirement applicable to either Party, including Environmental Laws.

“Approved Annual Plan” is defined in Section 5.6.

“Audit” is defined in Article 21.

“Barrel” means forty-two (42) gallons of 231 cubic inches each.

“Base O&M Services” is defined in Section 5.1(a).

“BKEP Standards” means the permitting, engineering, construction, environmental, safety, security and health (“ESSH”), operations, maintenance, labor and employment and other standards utilized in Operator’s operations.

“Business Day” means a day on which banks are open for general commercial business in Midland, Texas; provided, that for purposes of Section 7.1(a) and Section 13.1(a) it shall mean a day on which banks are open for general commercial business in New York, New York.

“Capital Costs” is defined in Section 9.1.

“Claim Notice” is defined in Exhibit H.

                “Commencement Date” means the date that the Terminal is completed and ready for commercial service.

“Consulting Services Agreement” is defined in the recitals to this O&M Agreement.

“CT” means the prevailing time in the Central Time zone.

“Deemed Termination Date” is defined in Section 4.3.

“Default” or “Event of Default” means an occurrence of the events or circumstances described in Section 13.1.

“Defaulting Party” is defined in Section 13.2.

“DevelopmentCo” means CV Development L.L.C., a Delaware limited liability company, owned jointly by Blueknight Energy Holding, Inc., an affiliate of the Owner, and CB-Blueknight, LLC.

“Discretionary Capital Costs” is defined in Section 9.4.

“Effective Date” means the date first written above, upon which this O&M Agreement becomes binding upon and enforceable against the Parties.

“EH&S Capital Costs” is defined in Section 9.2.

“Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

“Force Majeure” means (i) strikes, lockouts or other industrial disputes or disturbances; (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage; (iii) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing issued by any Governmental Authority which necessitate the precautionary shut-down of pipelines, trucks, docks, loading and unloading facilities storage tanks or other related facilities, floods, washouts, freezing of machinery, equipment, or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea and other adverse weather conditions or unusual or abnormal conditions of the sea or other water; (iv) arrests and restraints of, or other interference or restrictions imposed by, governments (either federal, state, civil or military and whether legal or de facto or purporting to act under some constitutions, decree, law or otherwise), necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization; or (v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants or facilities or any other causes, whether of the kind enumerated above or otherwise, which, in the case of this clause (v), (A) were not reasonably foreseeable, (B) are not within the control of the Party claiming suspension of its obligations under this O&M Agreement pursuant to Article 10 and (C) by the exercise of reasonable due diligence (not requiring any expense) such Party is unable to prevent or overcome.  Such term will likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations under this O&M Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses.  If either Party is claiming a suspension of its obligations under this O&M Agreement pursuant to Article 10, any of the above listed events or circumstances will constitute a Force Majeure upon the first occurrence of the event or circumstance.  A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure.

“Good Industry Practice” means the exercise of that degree of skill, care, diligence, prudence and foresight that would reasonably and ordinarily be expected from a good and prudent crude oil terminal operator in the United States, engaged in the same type of undertaking under the same or similar circumstances.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States, or any state or political subdivision thereof, and including any governmental, quasi-governmental or non-governmental body administering, regulating, or having jurisdiction over the ownership, operation, maintenance, improvement, or use of the Terminal.

“Increased Costs” is defined in Article 22.

“Indemnified Party” is defined in Exhibit H.

“Indemnifying Party” is defined in Exhibit H.

“Indemnity Claim” is defined in Exhibit H.

“Indemnity Claim Notice” is defined in Exhibit H.

“Liability” means any obligation, liability, charge, deficiency, assessment, interest, penalty, judgment, award, cost or expense of any kind (including reasonable attorneys’ fees, other fees, court costs and other disbursements).  The term also includes any liability that directly or indirectly arises out of or is related to any claim, proceeding, judgment, settlement or judicial or administrative order made or commenced by any Person or Governmental Authority.

“Lien” means any lien, mortgage, privilege, charge, claim, or other encumbrance.

“Midland Site” means the property or properties more particularly described in Exhibit E.

“Monthly Fee” is defined in Section 6.1.

“New Law” is defined in Article 22.

“O&M Agreement” or “this O&M Agreement” means this Operating and Maintenance Agreement, as may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof, including any Exhibits attached hereto.

“O&M Services” is defined in Section 5.1.

“Operator” is defined in the preamble to this O&M Agreement.

“Operator Default” means an Event of Default by Operator.

“Operator Resignation” is defined in Section 4.2.

“Owner” is defined in the preamble of this O&M Agreement.

“Party” or “Parties” is defined in the preamble of this O&M Agreement.

“Performing Party” is defined in Section 13.2.

“Permitted Liens” means:

(i)	all covenants, conditions, restrictions, easements, encumbrances and reservations currently affecting the Midland Site, whether or not of record;
(ii)	all zoning and building regulations, whether now existing or hereafter enacted;
(iii)
statutory liens for taxes if the same shall at the time not be delinquent or thereafter may be paid without penalty or if such taxes are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted;

(iv)
Liens consisting of easements, zoning restrictions or other restrictions on the use of real property that do not materially affect the value of the assets encumbered thereby or materially impair the ability of the owner thereof to use such assets in its business as it is presently being conducted;

(v)	Liens of landlords, mechanics, materialmen, warehousemen, carriers or other statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;
(vi)
Liens resulting from deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids or contracts in the ordinary course of business; and

(vii)	Liens resulting from Owner’s mortgage of the Midland Site.

“Person” means an individual, corporation, limited or general partnership, limited liability company, joint venture, trust, trustee, unincorporated organization, any other legal entity, government, or governmental agency.

“Prime Rate” means the Wall Street Journal Prime Rate as published from time to time in the Money Rates section of The Wall Street Journal as the base rate on corporate loans posted by the nation’s largest banks.

“Product” means any crude oil, condensate, or other hydrocarbon materials.

“Regulatory Approvals” means all permits, licenses, approvals, and authorizations required to be obtained from any Governmental Authority in connection with the ownership, operation, maintenance, improvement, or use of the Terminal, all as from time to time amended or replaced.

“Regulatory Capital Costs” is defined in Section 9.3.

“Related Agreements” means this O&M Agreement, the Consulting Services Agreement and any other agreements between the Parties relating to the construction, operation, or maintenance of the Terminal.

“Replacement Designee” is defined in Section 4.2.

“ROFO Notice” is defined in Section 23.1.

“Sustaining Capital Costs” is defined in Section 9.4.

“Terminal” means (i) the Product storage tank or tanks to be constructed by Owner on the Midland Site, pipeline connecting the Midland Site to other Midland terminals or markets and all other associated equipment owned by Owner and attached to or used in connection with such storage tanks and the receipt, storage, and delivery of Product, including all pipelines, tank truck unloading facilities, meters, mixers, fittings, and flanges and, where the context requires, (ii) all easement and access rights and all pipeline interconnections, metering and pump usage with respect to such tanks and equipment.

“Term” is defined in Article 2.

“Transactions” is defined in the recitals to this O&M Agreement.

“Transfer” is defined in Section 23.1.

1.2 Interpretation.

(a) All references in this O&M Agreement to Exhibits, Articles and Sections refer to the corresponding Exhibits, Articles and Sections of or to this O&M Agreement, unless expressly provided otherwise.  All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this O&M Agreement.

(b) All Exhibits to this O&M Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) Unless expressly provided otherwise, the words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this O&M Agreement as a whole and not to any particular Section.  The words “this Article” and “this Section,” and words of similar import, refer only to the Article or Section hereof in which such words occur.  The word “including” as used herein means “including without limitation” and does not limit the preceding words or terms.

(d) The Parties acknowledge that they and their counsel have reviewed and revised this O&M Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this O&M Agreement.

(e) Reference to the singular includes a reference to the plural and vice versa.

(f) References to all dollars in any form shall be a reference to the lawful currency from time to time of the United States of America.

(g) Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(h) References to a Person shall include that Person’s successors and permitted assigns, and words denoting natural persons shall include any other Person.

ARTICLE 2
TERM OF AGREEMENT

The initial term of this O&M Agreement (the “Initial Term”) shall commence on the Commencement Date and shall continue for five (5) years, unless terminated earlier pursuant to the terms hereof.  The Parties may mutually agree to renew the Initial Term for one or more renewal terms of one (1) year each (each a “Renewal Term” and collectively, the “Renewal Terms”), upon a Party’s delivery of a renewal notice to the other Party not less than six (6) months prior to the expiration of the then current term and the other Party’s written acknowledgement and agreement of receipt of the renewal notice and extension of the term. The Initial Term and all Renewal Terms, if any, shall constitute the “Term” of this O&M Agreement.

ARTICLE 3
COMPLIANCE WITH APPLICABLE LAWS

3.1 Compliance With Laws.  Each Party shall, in the performance of its duties under this O&M Agreement, comply in all material respects with all Applicable Laws.  Each Party shall maintain the records required to be maintained by Environmental Laws and shall make such records available to the other Party upon request.

3.2 Reports.  All reports or documents rendered by either Party to the other Party shall, to the such rendering Party’s knowledge and belief, accurately reflect the facts about the activities and transactions to which they relate in all material respects as of the date of such report or document.  Each Party shall promptly notify the other Party if such rendering Party learns that the records or documents previously furnished to such other Party are no longer correct in any material respect.

3.3 Product.  The Parties agree that Operator shall only receive Product into the Terminal at the commercial direction of Owner.  As between the Parties, Operator shall not be liable to Owner, and Owner shall indemnify all Operator Indemnities (as defined in Exhibit G), for any damages relating to Product that is tendered by or for the account of Owner or any of its customers for receipt into the Terminal; provided, that Operator handles the Product and performs its obligations hereunder in accordance with Good Industry Practice.

ARTICLE 4
ENGAGEMENT OF OPERATOR

4.1 Engagement.  Owner hereby engages Operator, and Operator hereby accepts such engagement, to operate and maintain the Terminal under the terms and conditions of this O&M Agreement.  Subject to the BKEP Standards, Operator agrees to operate the Terminal at the commercial direction of Owner with respect to decisions regarding deliveries of Product to, from and within the Terminal.  Operator shall have no authority to enter into any storage, Product handling, or terminal service agreements with respect to the Terminal on its own behalf or on behalf of Owner or any other Person.  Upon any termination of this Agreement, Operator shall use reasonable commercial efforts to assign all Regulatory Approvals that are in the name of Operator and obtained in connection with the operation of the Terminal to Owner, or Owner’s replacement operator (the “Replacement Designee”) if applicable, to the extent such Regulatory Approvals are assignable in accordance with Applicable Laws.

4.2 Resignation or Removal of Operator.  Operator may resign as operator and cancel this O&M Agreement at any time by giving written notice thereof to Owner on ninety (90) days prior written notice.  Owner may remove Operator on thirty (30) days written notice to Operator.  Upon any such removal or resignation prior to the expiration of the Term, this Agreement shall be terminated as set forth in Section 4.3.

4.3 Continuance of Performance.  If after the Commencement Date either Party elects to terminate this Agreement pursuant to Section 4.2, Operator shall (a) cooperate with Owner and any Replacement Designee to ensure an orderly transition of the responsibility for the operation and maintenance of the Terminal, and (b) continue to perform all of its duties, responsibilities, and obligations, and be entitled to all rights hereunder until 7:00 A.M. on the earlier of (i) the end of the third (3rd) full month from the date of Owner’s notification to Operator of its election to remove Operator or Operator’s notification to Owner of its election to resign as operator, or (ii) the date Owner or its Replacement Designee takes over such duties, responsibilities, and obligations to perform the O&M Services (determination of such date in the sole discretion of the Owner) (the earlier of such dates, the “Deemed Termination Date”).  This Agreement, with all of the rights and obligations hereunder, will be deemed to be terminated as of the Deemed Termination Date.  For purposes of clarification, this Section 4.3 shall only apply to a termination of this Agreement pursuant to Section 4.2 and shall not apply to any other termination of this Agreement.

4.4 Independent Contractor.  Operator shall perform and execute the provisions of this O&M Agreement as an independent contractor, and, except as otherwise provided in Section 4.1 above, Operator shall not be subject to the control or direction of Owner.  Neither Operator nor its employees, subcontractors or agents shall be deemed to be, or hold themselves out as, the agent, servant, or employee of Owner with authority to bind Owner to any obligation or liability assumed or incurred by Operator as to any third party.  In performing its duties hereunder, Operator shall have the right to engage on its own behalf and at its sole cost independent contractors to provide the O&M Services required hereunder.

4.5 Quality of Product.  Operator shall have the right to conduct appropriate tests to determine whether Product meets the applicable specifications of the delivering or receiving pipeline and may rely upon the specifications and representations of Owner or any of its customers, if any, set forth in the scheduling notice relating to the quality of such Product.  In the event Owner or any of its customers requires Operator to remove or dispose of or otherwise treat the Product for any water or other material or contaminants in or associated with the Product at any time, Owner shall pay or reimburse all actual out of pocket costs and expenses associated with such removal, disposal or treatment.

ARTICLE 5
O&M SERVICES

5.1 O&M Services.  During the Term of this O&M Agreement, Operator shall provide the following operating and maintenance services (the “O&M Services”) in accordance with Good Industry Practices:

(a) Base O&M Services.  Operator shall provide the services described in Exhibit A (the “Base O&M Services”) for the operation, maintenance, measurement and repair of the Terminal.

(b) Additional O&M Services.  Upon Owner’s prior written request, and subject to Operator’s written approval, Operator may provide certain additional operating and maintenance services (the “Additional O&M Services”), as described in Article 8 and Exhibit B.

5.2 Employees and Contractors.  The number of employees used by Operator in performing O&M Services hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator consistent with Good Industry Practices, and all such employees or contractors shall be the employees or contractors of Operator.

5.3 Competitive Rates and Use of Affiliates.  All Additional O&M Services shall be undertaken on a competitive basis, at the usual competitive rates prevailing in Midland-Odessa, Texas.  If Operator so desires, Operator may employ its own tools, supplies, equipment, use of Affiliates or related parties in the performance of any Additional O&M Services so long as fees and expenses charged (i) do not exceed the prevailing rates in Midland-Odessa, Texas, and (ii) are in accordance with the terms of this O&M Agreement and Good Industry Practices.  During the Term, Owner reserves the right to engage third parties to provide services equivalent or similar to the Additional O&M Services in accordance with Good Industry Practices and the BKEP Standards.

5.4 Discharge of Obligations.  Operator shall pay, as and when they become due and payable, all accounts of Operator’s contractors and suppliers and wages and salaries for the O&M Services rendered or performed hereunder, and for materials supplied on, to or in respect of the Terminal by or on behalf of Operator or in connection with the O&M Services provided under this O&M Agreement, and shall keep the Terminal and the Midland Site free from Liens resulting therefrom, except for Permitted Liens.

5.5 Access to Maintenance Records and Terminal.

(a) Operator shall permit Owner, its lenders and their duly authorized representatives, access to all operation and maintenance records with respect to the Terminal, including all matters with respect to maintenance, repair, system integrity and regulatory compliance; provided that, (i) Owner gives Operator not less than one Business Day prior written notice of a request for access, (ii) such review occurs where the Operator routinely maintains such records pertaining to the Terminal, during normal business hours and is conducted at Owner’s sole cost, risk and expense, (iii) Owner and its representatives shall comply with Operator’s normal and customary safety policies and procedures, and (iv) such access rights do not unreasonably interfere with the operations or business of Operator.

(b) Owner shall have the right during Operator’s normal working hours to make periodic operational inspections of the Terminal and to conduct physical verifications of the amount of Product in storage at the Terminal.  Owner’s right and that of its authorized representatives to enter the Terminal shall be exercised by Owner in a way that will not interfere with or diminish Operator’s performance of the O&M Services and shall be subject to all commercially reasonable rules and regulations promulgated by Operator.  Any Audits of Operator’s books and records directly related to the services provided hereunder shall be conducted as set forth in Article 21.

5.6 Capital and Major Maintenance Plans.  At least sixty (60) days prior to the end of each calendar year, Operator shall prepare and submit to Owner a plan (the “Annual Plan”) setting forth proposed capital expenditures and proposed major maintenance projects to be completed during the following calendar year with respect to the Terminal.  Operator and Owner agree to work together in good faith to cause the Annual Plan to be approved by both Parties prior to the start of such calendar year (such approved Annual Plan, an “Approved Annual Plan”).

5.7 Operating Reports.  Operator shall furnish the following reports to Owner:

(a) Incident Report.  Within twenty-four (24) hours of the occurrence of an incident, Operator will notify Owner verbally or by electronic communication of any non-routine operation or maintenance incident Operator deems to be of importance with respect to the Terminal or the O&M Services and will provide written notice thereof in accordance with Article 18 hereof within three (3)  s of the occurrence of such incident.  Operator will update Owner, as appropriate, on any actions taken with respect to any such incident.

(b) Daily Report.  On or prior to 12:00 noon CT each Business Day, Operator will transmit to Owner a statement of receipts, deliveries, ending inventory, copies of individual tank gauging documents and tank truck unloading tickets with respect to the preceding day(s).  Such daily inventory data will be provided by Operator to Owner in such format as may be mutually agreed between the Parties.

(c) Monthly Report.  On or before the fifteenth (15th) day of each month, Operator shall deliver to Owner a monthly report setting out (i) the total quantities of Product received and delivered through the Terminal during the prior month, including points of delivery, (ii) a reconciliation of the Product movements during the prior month including all receipts and deliveries of Product volumes and charges, (iii) a summary of non routine operation incidents for the prior month, (iv) all anticipated expenditures for Capital Costs or major maintenance items for the current and following months, if any, and (v) all costs and expenses incurred by Operator in connection with the performance of the Additional O&M Services during the prior month and that are anticipated for the current and following months.

(d) Additional Reports.  Within thirty (30) days of the date that Operator receives and approves an invoice for expenditures for Capital Costs or major maintenance items pursuant to the terms of this O&M Agreement, Operator shall deliver to Owner a report of such expenditures.

(e) Annual Report.  On or before the fifteenth (15th) day of January following each calendar year, Operator shall deliver to Owner an annual report setting forth: (i) the total quantities of Product received and delivered through the Terminal during the prior calendar year, including points of delivery, (ii) a reconciliation of the Product movements including all receipts and deliveries of Product volumes and charges for the prior calendar year, and (iii) a summary of non- routine operation incidents for the prior calendar year.

5.8 Quality and Quantity.  The quantity of Product handled hereunder shall be determined by meter, gauge or such other procedure as the Parties shall mutually agree.  Measured volumes at recorded or observed temperatures and pressures will be converted to volumes at sixty (60) degrees Fahrenheit and atmospheric pressure in accordance with ASTM International D-1250 Petroleum Measurement Tables, or latest revisions thereof.  All measurements shall be determined by Operator, but Owner or its authorized representatives may be present to witness any measurements.  The volume of impurities in Product received and delivered by Operator will be measured by an electrical or mechanical device or by physical test, in accordance with the latest American Petroleum Institute Standards covering the measuring, sampling, and testing of Product.

5.9 Title to and Custody of Product.

       (a) Title to Product at the Terminal shall remain with Owner or its customer, as applicable, at all times while Operator has custody of such Product.

        (b) If Product is received by Operator at the Terminal by truck, custody of Product shall pass to Operator at the point at which such Product passes the first permanent flange connection between transportation carrier and the unloading assembly at the Terminal.  If Product is received by Operator at the Terminal by pipeline, custody of Product shall pass to Operator at the first permanent flange connection between the Terminal’s interconnection facilities and the delivering pipeline.

        (c) If Product is delivered by Operator out of the Terminal by pipeline, Operator’s custody of such Product shall cease under this O&M Agreement at the last permanent flange between the Terminal and the receiving pipeline.

        (d) Operator will not be liable as an insurer of Product, and will not be liable to Owner or any of its customers for chemical deterioration of Product caused by stagnant storage or normal evaporation.

        (e) Owner agrees to release and hold Operator harmless from any loss or damage to Product, except to the extent that such loss or damage is caused by the gross negligence or willful misconduct of Operator, its employees, agents, contractors or subcontractors.  Operator shall only be liable for the market price for the applicable volume at the date and place of loss, including transportation costs incurred by the Product owner.  If Owner does not have title to the Product, Owner will include such release in favor of Operator in its contracts with its customers or other Product owners.

ARTICLE 6
O&M FEES

6.1 Base O&M Services.  During the Term, Owner shall pay to Operator a monthly fee for Base O&M Services (the “Monthly Fee”) in accordance with the following formula:

Monthly Fee = $650,000 / 12

To account for inflation, the Monthly Fee shall be adjusted in accordance with the procedure set forth in Exhibit I.

If Owner elects to terminate this O&M Agreement pursuant to Section 4.2 (other than pursuant to an Operator Default), Owner shall pay Operator a fee (in addition to any other fee payable hereunder) equal to not less than the aggregate Monthly Fees for a six (6) month period, irrespective of the duration of Operator’s actual performance.

6.2 Additional O&M Services.  During the Term, Owner shall pay Operator for Additional O&M Services at Operator’s actual cost for providing such Additional O&M Services, calculated in accordance with Exhibit B of this O&M Agreement.

6.3 Monthly Invoices.  On or before the fifteenth (15th) day of each month, Operator shall invoice Owner in advance for the Monthly Fee due for the following month and in arrears for the cost of Additional O&M Services, if any, performed during the preceding month.  The monthly invoice shall be delivered substantially contemporaneously with the monthly report specified in Section 5.7(c).

ARTICLE 7
PAYMENT OF O&M INVOICES

7.1 Payment.

(a) Payment Date.  The Payment date for each monthly invoice issued pursuant to Section 6.3 shall be the latter of (i) the last day of the month for the month of issuance or (ii) twenty (20) days following receipt of the monthly invoice.  If any payment due date should fall on a day that is not a Business Day, payment is to be made on the next Business Day.

(b) Form of Payment.  Owner shall pay, or cause to be paid, by telegraphic transfer of same day funds in U.S. Dollars, all amounts that become due and payable hereunder to a bank account or accounts designated by and in accordance with instructions issued by Operator.  Each payment of undisputed amounts (the disputed portion of which is addressed under Section 7.3) owing hereunder shall be in the full amount due without reduction or offset for any reason, including taxes, exchange charges or bank transfer charges.

(c) Interest.  All payments under this O&M Agreement not paid by the due date as defined herein shall accrue interest on the amount not paid at the lower of (i) one hundred twenty-five percent (125%) of the Prime Rate and (ii) the highest rate of interest permitted under Applicable Law, such interest to be calculated from the due date until the date of payment.

(d) No Duplication of Costs and Fees.  Owner may be obligated to pay or reimburse Operator for certain costs and expenses pursuant to the other Related Agreements.  It is the Parties intention that there shall be no duplication of charges under the respective Related Agreements.

7.2 Other Statements.  If any other amount is due from one Party to the other hereunder, and if provision for the invoicing of that amount due is not made elsewhere in this O&M Agreement, then the Party to whom such amount is due shall furnish a statement therefore to the other Party, along with pertinent information showing the basis for the calculation thereof.  Upon request, the Party who issued a statement under this Section 7.2 shall provide reasonable supporting documentation to substantiate any amount claimed to be due.  Any invoice issued pursuant to this Section 7.2 shall be due and payable, in fully collected funds, on or before the later of (i) the last day of the month that the invoice was issued or (ii) twenty (20) days following receipt of such invoice.

7.3 Disputed Payments.  In the event of a disagreement concerning any statement or invoice issued pursuant hereto, the owing Party shall pay the total undisputed amount and shall promptly notify the receiving Party of the reasons for such disagreement, except that, in the case of an obvious error in computation, the owing Party shall pay the correct amount disregarding such error.  Statements may be contested by a Party only if, within a period of thirty (30) days after a Party’s receipt thereof, the owing Party sends the other Party written notice questioning correctness.  If no such notice is sent, statements shall be deemed correct and accepted by all Parties.  The Parties shall cooperate in resolving any dispute expeditiously.  If all or any portion of any disputed amount withheld by Owner is determined to have been due, then Owner shall promptly pay such amount to Operator together with interest on such amount at the rate provided in Section 7.1(c) above calculated from the original due date of such amount to the date of payment by Owner.

7.4 Custody of Funds.  In the event Owner prepays for any Additional O&M Services, Operator shall hold such funds for the account of Owner for the payment for such Additional O&M Services.  Any such funds shall remain the funds of Owner until Operator performs such Additional O&M Services or, in the case of Additional O&M Services provided by a third party, until paid to such third party.

ARTICLE 8
ADDITIONAL O&M SERVICES

8.1 Necessary Materials.  Subject to the limitations in Section 8.2, Owner hereby authorizes Operator (i) to purchase for the account of Owner any and all materials, supplies or third party services required for the operation and maintenance of the Terminal in accordance with this O&M Agreement that are not included in the Base O&M Services, and (ii) to approve and pay all invoices for such materials, supplies or services purchased for the account of Owner.  Owner further authorizes Operator to transfer small items of materials or equipment from Operator’s inventory for use in connection with operating the Terminal.

8.2 Limitation on Expenditures.  Notwithstanding the authorization granted pursuant to Section 8.1, Operator shall not incur any individual expenditure (except as otherwise set forth in Section 8.3 and Article 9) on behalf of Owner for materials, supplies or third party services in excess of $10,000 in reimbursable amounts, without the prior written approval of Owner (which approval may be withheld by Owner in its sole discretion, except as otherwise set forth in Section 9.2).

8.3 Utilities; Permits.  Owner shall be responsible for the cost of all utilities associated with the use or operation of the Terminal.  All such utilities fees will be directly billed to Owner and paid by Owner in accordance with the terms of the applicable utility agreement.  Unless otherwise required by Applicable Laws, Regulatory Approvals shall be maintained in the name of the Owner, or to the extent permitted by Applicable Law, shall be freely assignable to Owner upon expiration or earlier termination of this O&M Agreement.  If requested by Owner as an Additional O&M Service, Operator shall use commercially reasonable efforts to assist Owner in obtaining all material Regulatory Approvals as may be required from time to time under Applicable Laws.  In addition to all other fees and charges payable by Owner hereunder, Owner also agrees to be responsible for, and to reimburse Operator for, the out-of-pocket cost of obtaining all Regulatory Approvals and other out-of-pockets expenses incurred by Operator in complying with Operators obligations under this Section 8.3 and which relate to the O&M Services.

ARTICLE 9
CAPITAL EXPENDITURES

9.1 Capital Costs.  In addition to the Monthly Fees and other fees set forth in this O&M Agreement, Owner shall pay Operator for capital expenditures incurred by Operator (the “Capital Costs”) related to emergency EH&S requirements, regulatory changes and requirements and discretionary expenditures, all as further set forth in this Article 9.  To the extent possible, Operator shall include Capital Costs that may be reasonably anticipated and estimable in the Annual Plan delivered pursuant to Section 5.6.  For any proposed Capital Costs not included in such Annual Plan (except with respect to EH&S Capital Costs and Regulatory Capital Costs), Operator shall submit for Owner’s review and approval an estimate of the proposed Capital Costs.

9.2 Emergency EH&S Capital.  Operator shall have the right, in its good faith sole discretion, to incur reasonable emergency capital expenditures (the “EH&S Capital Costs”) with respect to the Terminal to preserve or protect the health, safety and environment of persons and property from imminent dangers or risks of damage or loss.  Owner shall promptly reimburse Operator for all EH&S Capital Costs.

9.3 Regulatory Capital.  If any Governmental Authority requires installation of any improvement, alteration or addition to the Terminal for purposes of compliance with Applicable Law (a “Change In Law”), Operator shall notify Owner of (x) the estimated cost of making any such improvement, alteration or addition (the “Regulatory Capital Costs”), and (y) when such improvement, alteration or addition must be completed.  If Owner determines that it will not incur any such Regulatory Capital Costs, Operator shall have the right to terminate this O&M Agreement upon the delivery of thirty (30) days prior written notice to Owner and upon such termination, Owner shall pay Operator a lump sum payment equal to (a) the lesser of (i) the aggregate Monthly Fees for the remaining Term of this O&M Agreement, or (ii) the aggregate Monthly Fees for a six (6) month period, plus (b) any other amounts due and owing by Owner to Operator prior to the date of such termination.

9.4 Discretionary Capital.  Any Capital Costs for modifications of the size and scope of operations that are not capital costs for routine maintenance, EH&S Capital Costs, or Regulatory Capital Costs, shall be deemed to be discretionary capital costs (the “Discretionary Capital Costs”).  Owner shall have no liability for any Discretionary Capital Costs unless such costs are approved by Owner in writing or set forth in an Approved Annual Plan.  Operator will cooperate with Owner for the implementation of any discretionary capital projects, provided the implementation and subsequent operation of such projects do not interfere with Operator’s ability to execute its obligations hereunder in accordance with BKEP Standards.  The Parties shall mutually cooperate to optimize any such project and to minimize any Discretionary Capital Costs.  Owner shall be responsible for funding all Discretionary Capital Costs with respect to discretionary capital projects approved in writing by Owner or set forth in an Approved Annual Plan.

ARTICLE 10
FORCE MAJEURE

10.1 Event of Force Majeure.  Neither Party shall be liable to the other Party if it is rendered unable by an event of Force Majeure to perform in whole or in part any of its obligations hereunder, for so long as the event of Force Majeure exists and to the extent that performance is hindered by the event of Force Majeure; provided, however, the Party unable to perform shall use all commercially reasonable efforts to avoid or remove the event of Force Majeure.  During the period performance by one of the Parties of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations.

10.2 Notice.  The Party rendered unable to perform its obligations hereunder shall give notice to the other Party within twenty-four (24) hours after receiving notice of the occurrence of an event of Force Majeure, including, to the extent feasible, the details and the expected duration of the event of Force Majeure and the Terminal assets affected, if applicable.  Such Party shall promptly notify the other Party when the event of Force Majeure is terminated.

10.3 Resumption of Performance.  Performance of this O&M Agreement shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this O&M Agreement; provided, however, that the Term of this O&M Agreement shall not be extended for the period of any event of Force Majeure.

10.4 Interim Operator Due to Extended Force Majeure Affecting Operator.  If Operator is rendered unable to perform by reason of an event of Force Majeure for a period in excess of ninety (90) consecutive calendar days, then Owner shall have the right to appoint an interim operator to serve as operator for the period that Operator is rendered unable to perform due to an event of Force Majeure; provided that, such interim operator has the experience and ability to operate the Terminal in accordance with the BKEP Standards.

ARTICLE 11
MUTUAL REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party as of the date hereof that:

(a) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.

(b) It has the corporate, governmental or other legal capacity, authority and power to execute this O&M Agreement, to deliver this O&M Agreement and to perform its obligations under this O&M Agreement, and has taken all necessary action to authorize the foregoing.

(c) The execution, delivery and performance of this O&M Agreement do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(d) Its obligations under this O&M Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law and an implied covenant of good faith and fair dealing).

(e) There is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this O&M Agreement or its ability to perform its obligations under this O&M Agreement.

(f) It is not relying upon any representations of the other Party, other than those expressly set forth in this O&M Agreement.

(g) It has entered into this O&M Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks.

(h) It has made its investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary, and not in reliance upon any view expressed by the other Party.

(i) The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this O&M Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this O&M Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this O&M Agreement.

(j) Neither it nor any of its Affiliates has negotiated with any finder, broker or other intermediary in connection with this O&M Agreement or the transactions hereunder.

(k) None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this O&M Agreement.

ARTICLE 12
LIMITATION ON DAMAGES

Except for Indemnity Claims relating to claims of a third party that are handled in accordance with Exhibit H, the Parties’ liability for damages is limited to direct, actual damages only, and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform or the termination of this O&M Agreement.  Each Party acknowledges the duty to mitigate damages hereunder.

ARTICLE 13
DEFAULT AND REMEDIES

13.1 Events of Default.  Notwithstanding any other provision of this O&M Agreement, an event of default (an “Event of Default”) shall be deemed to occur with respect to a Party when:

(a) Such Party fails to make payment when due under this O&M Agreement provided, however, with respect to the first three such failures to make payment by either Party, such failure shall not be deemed an Event of Default unless such Party fails to make such payment, within three (3) Business Days of a written demand therefor.

(b) Other than a Default described in Sections 13.1(a), such Party fails to perform any material obligation or covenant to the other Party under this O&M Agreement, which failure is not cured to the satisfaction of the other Party (in its reasonable discretion) within thirty (30) days from the date that such Party receives written notice that corrective action is needed or, if such default is not capable of cure or correction within thirty (30) days, such Party fails to commence corrective action within thirty (30) days and thereafter diligently and continuously prosecutes such curative or corrective action to completion.

(c) Such Party breaches any material representation or material warranty made in this O&M Agreement by such Party, or any warranty or representation in this O&M Agreement proves to have been incorrect or misleading in any material respect when made under this O&M Agreement; provided, however, that if such breach is curable, it is only an Event of Default if such breach is not cured to the reasonable satisfaction of the other Party within thirty (30) days from the date that such Party receives written notice that corrective action is needed; provided that, if such corrective action cannot reasonably be completed within such thirty (30) day period, such Party shall have ninety (90) additional days to complete such cure so long as such Party commences such cure within the initial thirty (30)-day period and diligently prosecutes same to completion.

(d) Such Party assigns or transfers this O&M Agreement in violation of the provisions of Article 20.

13.2 Remedies.  Notwithstanding any other provision of this O&M Agreement, upon the occurrence of an Event of Default with respect to either Party (the “Defaulting Party”), the other Party (the “Performing Party”) shall in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities to the Defaulting Party or to third parties, be entitled to do one or more of the following: (a) suspend its performance under this O&M Agreement without prior notice to the Defaulting Party, (b) proceed against the Defaulting Party for damages occasioned by the Defaulting Party’s failure to perform, and (c) terminate this O&M Agreement.

ARTICLE 14
INDEMNIFICATION AND INDEMNIFICATION PROCEDURES

14.1 Indemnification.  The indemnification and liability obligations of the Parties shall be as specified in Exhibit G.

14.2 Indemnification Procedures.  The indemnification procedures specified in Exhibit H shall apply to any claim for indemnification by a Party under this O&M Agreement.

ARTICLE 15
INSURANCE

15.1 Insurance.  Each Party shall procure and maintain in full force and effect throughout the Term insurance coverages in the types and amounts specified in Exhibit C and with insurance companies rated not less than A- by A.M. Best, or otherwise reasonably satisfactory to the other Party.  Each Party shall cause its insurance carriers to furnish the other Party with insurance certificates, in a standard form and from a properly authorized party reasonably satisfactory to the other Party, evidencing the existence of the coverages and endorsements required.  Such certificates shall be provided prior to the Commencement Date.  Each Party shall also provide the other Party with renewal certificates before the expiration of the applicable policy.

15.2 Contractor Insurance.  Operator, and Owner if applicable, shall require all contractors and third parties engaged in work or accessing the Midland Site or any portion of the Terminal to provide and maintain insurance as provided on Exhibit C-1 attached hereto and to execute the Contractor Access Agreement in the form set forth in Exhibit C-2.

ARTICLE 16
CONFIDENTIALITY

16.1 Confidentiality Obligation. The Parties agree that any information exchanged between the Parties under this O&M Agreement are confidential and shall not disclose them to any third party, except (a) as may be (i) required by court order, Applicable Laws or a Governmental Authority (including without limitation, those of any securities commission or stock exchange) as reasonably determined by the Party making such disclosure or (ii) requested or required by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process from any governmental, regulatory, self-regulatory or supervisory authority having appropriate jurisdiction (including, without limitation, those of any securities commission or other exchange) or (b) to such Party’s or its Affiliates’ employees, auditors, directors, consultants, contractors, subcontractors, banks, financial advisors, rating agencies, insurance companies, insurance brokers and legal advisors.  All information subject to this confidentiality obligation shall only be used for purposes of and with regard to this O&M Agreement and shall not be used by either Owner or Operator for any other purpose.  The confidentiality obligations under this O&M Agreement shall survive termination of this O&M Agreement for a period of one (1) year following the date of termination.

16.2 Disclosure.  In the case of disclosure covered by Section 16.1(a) and if the disclosing Party’s counsel advises that it is permissible to do so, the disclosing Party shall, to the extent permitted by Applicable Laws, notify the other Party in writing of any proceeding of which it is aware that may result in disclosure, and use reasonable efforts to prevent or limit such disclosure.  The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

16.3 Tax Matters.  Notwithstanding the foregoing, each Party agrees that it and its parent, subsidiaries and their directors, officers, employees, agents or attorneys may disclose to any and all persons the structure and any of the tax aspects of this O&M Agreement that are necessary to describe or support any U.S. federal income tax benefits that may result therefrom, or any materials relating thereto, that either Party has provided or will provide to the other Party and its subsidiaries and their directors, officers, employees, agents or attorneys in connection with this O&M Agreement, except where confidentiality is reasonably necessary to comply with Applicable Laws.

ARTICLE 17
GOVERNING LAW AND JURISDICTION

17.1 Choice of Law.  This O&M Agreement shall be governed by, construed and enforced under the laws of the State of Texas without giving effect to its conflicts of laws principles.

17.2 Jurisdiction.  Each of the Parties hereby irrevocably submits to the non-exclusive jurisdiction of any federal court of competent jurisdiction situated in Harris County, Texas, or, if any federal court declines to exercise or does not have jurisdiction, in any Texas state court in Harris County (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated below.  Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.

17.3 Waiver.  Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this O&M agreement.

ARTICLE 18
NOTICES

18.1 Notices.  All invoices, notices, requests and other communications given pursuant to this O&M Agreement shall be in writing and sent by facsimile, electronic mail or overnight courier.  A notice shall be deemed to have been received when transmitted (if confirmed by the notifying Party’s transmission report), or on the following Business Day if received after 5:00 p.m. CT, at the respective Party’s address set forth below and to the attention of the person or department indicated.  A Party may change its address, facsimile number or electronic mail address by giving written notice in accordance with this Article 18, which notice is effective upon receipt.

If to BKEP Pipeline, L.L.C.:

BKEP Pipeline, L.L.C.
2575 Kelley Pointe Parkway, Suite 100
Edmond, Oklahoma 73013
Attn: Vice President, Business Development
Fax: 405-231-4701

With a copy to:

Blueknight Energy Partners, L.P.
Two Warren Place
6120 S. Yale Avenue, Suite 500
Tulsa, Oklahoma 74136
Attn:  Chief Financial Officer
Fax:  918-237-4001

If to Vitol Midstream LLC:

M.A. Loya
President
1100 Louisiana St.
Suite 5500
Houston, TX  77002
Fax:  713 230 1111

With a copy to:

John D. Zimmerman
Company Secretary
1100 Louisiana St.
Suite 5500
Houston, TX  77002
Fax:  713 230 1111

Each of the Parties hereto agrees that: (i) any notice transmitted by electronic transmission shall be treated in all manner and respects as an original written document, and (ii) any such notice shall be considered to have the same binding and legal effect as a notice sent by other approved means.  Each of the Parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent document is at issue and hereby forever waives such defense.  For purposes of this O&M Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

18.2 Operational Contacts.  Exhibit D lists the contacts between the Parties as it pertains to operations, maintenance, measurement, engineering, and emergency situations.

ARTICLE 19
NO WAIVER, CUMULATIVE REMEDIES

19.1 No Waiver.  The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation.  The waiver by any Party of a breach of any provision under this O&M Agreement shall not operate or be construed as a waiver of any other breach of that provision under this O&M Agreement, whether of a like kind or different nature.

19.2 Cumulative Remedies.  Each and every right granted to the Parties under this O&M Agreement or allowed to the Parties by law or equity and not limited by the express terms of this O&M Agreement, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

ARTICLE 20
ASSIGNMENT

20.1 Successors and Assigns.  This O&M Agreement shall inure to the benefit of and be binding upon the Parties, their respective successors and permitted assigns.

20.2 No Assignment.  Neither Party shall assign this O&M Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

20.3 Exception for Certain Events.  Either Party may transfer all, but not less than all, of its interest in this O&M Agreement if (i) such assignment or transfer is associated with the consolidation, amalgamation, merger or sale of a Party or substantially all of the assets of such Party, as the case may be; (ii) the transferee or assignee (x) assumes in writing all of the obligations of the assignor or transferor and (y) the successor entity resulting from any such consolidation, amalgamation, or merger or the Person that otherwise acquires all or substantially all of the assets of such Party, as the case may be, is at least as creditworthy as the assignor or transferor or has an “issuer credit” rating of at least BBB by Standard and Poors Rating Services and Bbb by Moody’s Investor Services; and (iii) in the case of a transfer by Operator, the successor entity has the experience and ability to operate the Terminal in accordance with Good Industry Practices and the BKEP Standards.

20.4 Null and Void.  Any attempted assignment in violation of this Article 20 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this O&M Agreement effective immediately upon notice to the Party attempting such assignment.

ARTICLE 21
RECORDS AND AUDIT RIGHTS

    Operator shall maintain records to support its calculation of the Monthly Fee and the cost of Additional O&M Services and all operation and maintenance records with respect to the Terminal, including all matters with respect to maintenance, repair, system integrity and regulatory compliance and any reports Operator is required to provide pursuant to this O&M Agreement.  For a period of six (6) months following the end of the prior calendar year during the Term, Owner shall have the right, to inspect, copy, review calculations and supporting records regarding the calculation of the Monthly Fee and the cost of Additional O&M Services and to audit (the “Audit”) the Monthly Fees and Additional O&M Services invoiced by Operator.  If the Audit reveals an error and there is no dispute as to the amount and nature of the error, such error shall be promptly corrected and Owner’s account shall be adjusted accordingly within ten (10) Business Days.  Any overpayments by Owner shall be refunded together with interest on the amount of such overpayment at the lower of (i) 125% of the Prime Rate or (ii) the highest rate permitted under Applicable Law, and such interest shall be calculated from the date of the original overpayment until the date of refund.  Operator shall maintain all records described in this Article 21 or elsewhere in this O&M Agreement for a period of seven (7) years from the creation thereof.  In the event Operator desires to destroy or otherwise dispose of any records identified in this Article 21 or elsewhere in this O&M Agreement, Owner shall be given thirty (30) days’ notice for Owner to exercise its rights to retain all or part of such records at Owner’s sole expense.  All Audits conducted by Owner shall be in accordance with the following terms and conditions: (a) Owner’s Audit rights may be exercised no more frequently than once per year, (b) the Audit shall be conducted by a mutually acceptable representative of Owner, (c) the Audit shall be at Owner’s sole cost and expense, (d) Owner shall give Operator not less than five (5) Business Days’ notice of any such Audit, (e) the Audit shall occur during normal working hours and not unreasonably interfere with the business or operations of Operator, (f) the Audit is limited to matters directly related to the O&M Services, and (g) the Audit is completed within sixty (60) days.

ARTICLE 22
CHANGES IN LAW

If at any time during the Term of this O&M Agreement any new law, ordinance, order, rule, or regulation (collectively, “New Law”) is in effect or is enacted, promulgated or issued by any Governmental Authority that increases, in any material respect, Operator’s actual costs or expenses incurred in providing the Base O&M Services (“Increased Costs”), Operator shall give Owner prompt written notice of any such New Law and the anticipated increase to the Monthly Fee as a result of such Increased Costs.  If Owner determines that it will not incur any such Increased Costs, Operator shall have the right to terminate this O&M Agreement upon the delivery of thirty (30) days prior written notice to Owner and upon such termination, Owner shall pay Operator a lump sum payment equal to (a) the lesser of (i) the aggregate Monthly Fees for the remaining Term of this O&M Agreement, or (ii) the aggregate Monthly Fees for a six (6) month period, plus (b) any other amounts due and owing by Owner to Operator prior to the date of such termination.

ARTICLE 23
RIGHT OF FIRST OFFER

23.1 Subject to Section 23.2, if Owner desires to sell, transfer or assign (a “Transfer”) its ownership rights in the Terminal (except with respect to a sale, transfer or assignment to (i) one or more entities that are directly or indirectly wholly-owned by Vitol Inc., or (ii) DevelopmentCo), then Owner shall give written notice to Operator (the “ROFO Notice”) no later than 120 days prior to the anticipated consummation of such Transfer.  During the sixty (60) day period following submission of the ROFO Notice, Operator shall have the exclusive right to conduct good faith negotiations with Owner to reach a mutual agreement on the terms and conditions of a Transfer of the Terminal to Operator.  If Owner and Operator do not reach such mutual agreement regarding the Transfer of the Terminal during such sixty (60) day period, then Owner shall thereafter be free to Transfer the Terminal to a third party or parties on such terms and conditions as it may deem appropriate.

23.2  The obligation of Owner to provide the ROFO Notice and the corresponding rights of negotiation contained in Section 23.1 shall only apply if Operator is not in default under this O&M Agreement.

ARTICLE 24
TAXES AND UTILITY SERVICE CHARGES

Owner shall be responsible for all taxes on the Midland Site and the improvements thereon during the Term.  Owner shall be responsible for all charges for electric utility service to the Midland Site and improvements thereon and any and all other utility services required for the construction, operation and maintenance of the improvements.  Owner and Operator agree to reasonably cooperate with each other regarding property tax, electric and other utility service matters consistent with their mutual intent and desire to minimize property tax and utility service liabilities.

ARTICLE 25
MISCELLANEOUS

25.1 Severability.  If any Article, Section or provision of this O&M Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this O&M Agreement and the remaining portions of this O&M Agreement shall remain in full force and effect.

25.2 Entire Agreement.  The terms of this O&M Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this O&M Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties.  This O&M Agreement shall not be modified or changed except by written instrument executed by a duly authorized representative of each Party.

25.3 No Representations.  No promise, representation or inducement has been made by either Party that is not embodied in this O&M Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

25.4 Time of the Essence.  Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this O&M Agreement.

25.5 No Third Party Beneficiary.  Other than as set forth in Article 15, Exhibit H and Exhibit G, nothing expressed or implied in this O&M Agreement is intended to create any rights, obligations or benefits under this O&M Agreement in any Person other than the Parties and their successors and permitted assigns.

25.6 Public Announcements.  Except as required by Applicable Law, without the prior written approval of the other Party, neither Party will issue, or permit any of its directors, officers, employees, Affiliates, agents, attorneys, accountants, lenders, advisors or other representatives to issue, any press release or any public statement or announcement with respect to this O&M Agreement or the Transactions.

25.7 Expenses.  Each Party shall be solely responsible for its own costs, including all legal fees and other costs in connection with this O&M Agreement except as otherwise set forth in this O&M Agreement.

25.8 Survival.  All confidentiality, payment and indemnification obligations, governing law, notices and miscellaneous provisions specified herein shall survive the expiration or termination of this O&M Agreement.

25.9 No Partnership.  This O&M Agreement shall not be construed as creating a partnership, association or joint venture between the Parties.  It is understood that each Party shall have complete charge of its own employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make either Party, or any employee or agent of such Party, an agent or employee of the other Party.

25.10 Amendment or Waiver.  This O&M Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties and, in the case of Operator, any amendment of waiver by Operator must be approved by the Conflicts Committee of Blueknight Energy Partners G.P., L.L.C.

25.11 Counterparts; Facsimile Signatures.  This O&M Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow and all such counterparts shall together constitute one and the same instrument.  In the event that any signature is delivered by electronic transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party has caused this O&M Agreement to be executed by its duly authorized representative, effective as of the Effective Date.

BKEP Pipeline, L.L.C.

By:	/s/ Alex G. Stallings
Alex G. Stallings

Title:	Chief Financial Officer and Secretary

Date:	August 17, 2011

Vitol Midstream LLC

By:	/s/ Mike Loya
Mike Loya

Title:	President

Date:	August 17, 2011

EXHIBIT A
DESCRIPTION OF BASE O&M SERVICES

Operator will provide the following services as part of the Monthly Fee:

1.           PRODUCT MOVEMENTS:  Provide for normal scheduling, product movement, quality management and measurement of inventory, receipts and deliveries within the Terminal, including management and supervision of operations, measurement, supervision of scheduling, and volumetric accounting.

2.           SCADA COMMUNICATIONS:  Provide for the management, operation, maintenance, and routine repair of the supervisory control and data acquisition (SCADA) system.  These services may be handled by Operator’s support staff, third party support staff, field supervision and field technicians.

3.           STATION OPERATIONS: Operator shall be responsible for all costs and expenses related to the operation and routine maintenance of the Terminal except for (i) Capital Costs, (ii) taxes (including property taxes), (iii) Owner’s insurance, (iv) the Additional O&M Services, (v) all utilities, fuel, energy and power fees and costs, (vi) any legal or regulatory agency expenses associated with the Terminal, and (vii) any repair, loss of product or release expense associated with Owner’s carriers, carrier contracts or customers.

-	Implement scheduling instructions and coordinating of Product movements.

-	Maintain operation of pipeline, pumping units, valve status, tank levels and telemetered data (pressure, temperature, and flow rate and system status) and other assets in the Terminal.

-	Measurement, proving, meters and realign piping for varied delivery and flow conditions.

-	Calibration and routine repair of measurement and control instrumentation.

-	Documentation of safety and inspection programs as required by federal, state and local regulatory agencies.

-	Terminal maintenance and routine repair. API tank inspections are not considered routine.

-	Management of surplus equipment inventory as needed for valves, motors, pumps, meters and instrumentation. Owner will determine and advise Operator of desired level of surplus equipment.

-	Maintenance of applicable manuals, maps, records, contingency and emergency plans.

Exhibit A

4.           FINANCE AND CONTROL:

A.           Accounts Payable Services.

Operator shall handle, on behalf of Owner, payment of invoices and other documents through Operators’ Accounts Payable System.

Operator shall verify the documentation for appropriate approval for payment

B.            Accounting Distribution Services.

Operator shall code all charges paid by Operator pursuant to Section A of this Article 4 to the appropriate Operator accounting codes.

Operator shall also accumulate direct costs for the repair of damages to the Terminal caused by outside parties, and shall invoice such costs as directed by Owner.

C.            Financial Accounting Services.

Operator shall perform the following functions, utilizing the information in its possession pursuant to Section A, B or C of this Article:

1.             Provide statement of Additional Costs.  A report listing and accumulation of costs incurred during a month by type of charge (capital or expense) and operating location.

2.             Maintain the following sub-ledgers:

a.           Accounts Receivable

b.           Accounts Payable

3.             Maintain the accounts receivable and accounts payable aging reports.

Operator does not assume responsibility for the filing of assessments or the reporting or calculation of taxes, including, but not limited to, intangible taxes, income taxes, franchise taxes, ad valorem taxes or gross receipts taxes.

Exhibit A

D.            Purchasing Services.

Operator shall provide purchasing services covering the purchase of Terminal equipment and supplies for these services.  Competitive bids will be solicited as each situation dictates in the reasonable judgment of Operator.  It is recognized that emergency or critical equipment purchases may be necessary.  This section shall be expressly subject to Section 8.2 of the O&M Agreement.

The purchasing procedures are as follows:

1.          Purchases of items costing less than $10,000 may be made without competitive bidding.  Operator’s decision on the purchase of such items shall be final; provided, however, Owner at its option shall have the right to preselect vendors of such items.

2.          Purchasing orders will be limited to purchase of materials only.  Purchase orders will not be issued for contractors, services, rental, etc.

3.          Prices, solicitations and purchasing decisions are to be confidential between Operator and Owner and will not be revealed by either party to vendors, contractors or others except as necessary to satisfy auditing requirements.

4.          Vendors will be instructed to mail invoices directly to Operator for review and forwarding to Operators Accounts Payable.

Exhibit A

EXHIBIT B
SAMPLE ADDITIONAL O&M SERVICES AND CALCULATIONS

-	Obtain or cause to be obtained all Regulatory Approvals.

-	Administer monitoring of all Regulatory Approvals and periodic updating thereof.

-	API 653 in service tank inspections

-	API 653 out of service tank inspections, including the costs associated with cleaning and gas freeing the tank.

-	Tank repairs as a result of the API 653 tank inspections

-	Tank roof seal repairs or replacements

-	Tank mixer repairs or replacements

-	Tank roof drain hoses repairs or replacements

-	Cathodic protection system repairs or replacements

-	Costs of repairs or environmental cleanup from the loss of product due to a leak in a tank or tank line

-	Tank external painting

-	Tank internal coating

-	Pipeline integrity inspections, maintenance and repair

-	Pipeline right of way inspection, maintenance and repair

-	Maintenance, repair and necessary requirements of custody measurement systems at the other connecting Midland markets

Exhibit B

Calculation of Costs of Additional Services

Description of Engineering and Inspection Services:	Charge to:
·Labor- Time and manpower required to perform services	·Operator’s Actual Cost (i.e., wages and salary)
·Labor Burden - Expenses of administration associated with Labor in addition to wages and salary	·100% of Operator’s Actual Cost of Labor*
·Materials, Equipment, and Contract Services used in connection with performing services	·Operator’s Actual Out-of- Pocket Cost incurred in good faith

*
Labor Burden generally includes the cost of employee benefits, time credited but not worked, supervision, supplies and miscellaneous expenses, corporate staff services, and if furnished by Operator, an automobile and travel.  The Labor Burden rate shall not exceed Operator’s then current Labor Burden rate as carried on Operator’s books and records.

Exhibit B

EXHIBIT C
INSURANCE REQUIREMENTS

1.           Each Party must maintain or must cause to be maintained, in full force and effect throughout the Term of this O&M Agreement, at its sole cost and expense, the insurance described herein and at levels not less than the minimums indicated below.

a.
Worker's Compensation.  Each of the Parties is required to obtain worker’s compensation insurance covering each of their respective operations and work being performed pursuant to this O&M Agreement, which must apply to all of its employees and its Affiliates, including borrowed servants, alternate and statutory employees, in accordance with the benefits afforded by the statutory Worker’s Compensation Acts applicable to the state, territory or district of hire, supervision or place of accident.  Policy limits for worker’s compensation are required to be not less than statutory limits and for employer's liability one million dollars ($1,000,000) each accident, one million dollars ($1,000,000) disease each employee, and one million dollars ($1,000,000) disease policy limit.

b.
Commercial General Liability.  Each of the Parties is required to obtain commercial general liability insurance applicable to each respective Party's operations under this O&M Agreement, including, bodily injury, death, property damage, independent contractors, products/completed operations, contractual, and personal injury liability, with a limit of $1,000,000 per occurrence and in the annual aggregate.

c.
Commercial Automobile Insurance.  Each of the Parties is required to obtain commercial automobile insurance covering owned, hired, rented, and non-owned automotive equipment with a limit of $1,000,000 per accident.

d.
Excess (Umbrella) Liability Insurance.Each of the Parties is required to obtain excess (umbrella) liability insurance coverage in excess of the terms and limits of insurance specified in paragraph b above, with a combined limit of $5,000,000 per occurrence.

2.           If a Party subcontracts or the Parties jointly or collectively subcontract any part of the operations, work or services to be performed under this O&M Agreement, the Parties will require each of its respective contractors to maintain insurance in accordance with the provisions of paragraphs (a) through (d) of Exhibit C-1.

3.           Operator agrees that it will obtain pollution legal liability insurance, on a claims made basis, for on-site clean-up and property damage and third party liabilities resulting from releases of pollution, gradual or otherwise with a limit of at least $5,000,000, to the extent commercially available.

Exhibit C

4.           Owner shall carry All Risk Property Insurance on Terminal and inventory in an amount based on reasonable per occurrence maximum loss, based on replacement cost.  At the option and direction of Owner, Operator may purchase the All Risk Property Insurance on the Terminal on behalf of Owner.  Owner agrees that it will pay Operator for any insurance premium costs as part of the Additional O&M Service.  Owner further agrees that it shall be solely responsible for any deductibles on the property insurance on the Terminal.

5.           Each Party shall be solely responsible for its own insurance premiums, self-insurance claim expenses, loss and costs, deductibles, self insurance retention costs, captive reinsurance or fronting arrangements, and similar self funded programs applicable to its insurance policies.

6.           Additional Insurance Requirements.
a.	The foregoing policies shall include an endorsement that the underwriters waive all rights of subrogation against the other Party.

b.
Each Party shall cause its insurers to name the other party as an additional insured on a primary basis on its General Liability and Excess Liability insurance policies, to the extent that indemnity is owed under Article 14.

c.
Each Party shall cause its insurance carriers to furnish the other Party with insurance certificates, in a standard form and from a properly authorized party reasonably satisfactory to the other Party, evidencing the existence of the coverages and endorsements required.  Each Party shall also endeavor to provide renewal certificates prior to expiration of any policy.

d.	The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this O&M Agreement.

Exhibit C

EXHIBIT C-1
CONTRACTOR INSURANCE REQUIREMENTS

Contractors and subcontractors that are engaged to perform work for Operator, or for Owner if applicable, at the Midland Site, shall maintain as minimum standards any insurance required by statute but in no event less than the following insurance:

A.
Worker’s Compensation Insurance, to the extent applicable, covering in accordance with the benefits afforded by the statutory Worker’s Compensation Acts applicable to the state, territory or district of hire, supervision or place of accident.  Policy limits for worker’s compensation shall not be less than statutory limits and for employer’s liability one million dollars ($1,000,000) each accident, one million dollars ($1,000,000) disease each employee, and one million dollars ($1,000,000) disease policy limit and two million dollars ($2,000,000) policy limit.

B.
Commercial General Liability Insurance (Standard ISO Occurrence Form) for bodily injury and property damage, including the following coverage:  premises/operations, independent contractors, blanket contractual liability, explosion, collapse and underground, broad form property damage, products/completed operations, sudden and accidental pollution liability (unless included on a separate policy), cross-liability coverage, and, where appropriate, stop-gap coverage with total limits to all insureds for not less than $1 million for each occurrence and $2 million aggregate for each annual period.

C.	Commercial / Automobile Insurance, to the extent applicable, covering owned, hired, rented, and non-owned automotive equipment with a limit of $1,000,000 per accident.

D.	Excess Umbrella Liability Insurance coverage in excess of the terms and limits of insurance specified in Paragraphs A, B and C above, with a combined limit of $5,000,000 per occurrence and aggregate.

All policies of insurance must be placed with insurers rated by A.M. Best Company as “A-” or higher.  The minimum limits required in this O&M Agreement for any particular type of insurance may be satisfied by a combination of the specific type of insurance and umbrella or excess liability insurance.  All deductibles applicable to the minimum required coverage outlined in this O&M Agreement, with or without the consent of Operator, will be for the sole account of the Contractor.

Exhibit C-1

Coverage under all insurance required to be carried by Contractor will be primary and exclusive of any other existing, valid and collectible insurance and each policy (except the Workers’ Compensation policy and in the case of the Automobile Liability policy as to the additional insured obligation under clause (i) below), whether or not required by the other provisions of this O&M Agreement, will (i) provide an endorsement that will make Operator and Owner an additional insured, with Operator and Owner being entitled to the same protections as any other additional insured party to the extent of liabilities assumed by Contractor under its agreement with Operator and (ii) otherwise provide a blanket waiver of subrogation against the Operator and Owner and their underwriters that guarantees that Contractor’s underwriters similarly waive such rights of subrogation. None of Contractor’s obligations under this Section may be met through the means of any self-insurance coverage or program.

Contractor and subcontractor insurance policies shall grant Operator and Owner a waiver of subrogation and waiver of rights of recovery on the insurance policies hereunder, to the extent permitted by Applicable Law.

In no event shall a waiver of the right of subrogation inure to the benefit of any employee such that any employee recovers under workers’ compensation/employers’ liability as well as under commercial general liability or excess insurance policies as a result of indemnity obligations assumed under this Agreement.  The Parties do not intend any such employee to be a third party beneficiary of this Agreement.

Exhibit C-1

EXHIBIT C-2
FORM OF CONTRACTOR ACCESS AGREEMENT

ACCESS AGREEMENT

This ACCESS AGREEMENT (this “Agreement”) effective this _____ day of ______________, 20_____, by and between:

(i)
BKEP Pipeline, L.L.C. and its affiliates, having a place of business at 6120 South Yale Avenue, Suite 500, Tulsa, Oklahoma 74136 (such companies being collectively referred to herein as “Company”); and

(ii)	______________________________ (“Entering Party”), having a place of business at ______________________________________________________.

Company operates various lots, rights of way, assets, properties and facilities located in various states (such lots, rights of way, assets, properties and facilities shall be referred to hereinafter as the “Facilities”).  Entering Party desires permission to enter Company’s Facilities for the purpose of___________________________________________________ ________________________________________________________________ (the “Purpose”).

Company hereby agrees to grant permission to Entering Party to enter the Facilities for the Purpose stated above, but only at times and in manners agreeable to Company, and pursuant to the terms of this Agreement. Such permission is revocable by Company upon notice to Entering Party.  Entering Party acknowledges the valuable consideration extended by Company in granting such permission, and Entering Party does in return agree as follows:

1.           INDEMNITY.  TO THE FULLEST EXTENT PERMITTED BY LAW, ENTERING PARTY AGREES TO RELEASE, DEFEND, INDEMNIFY, AND HOLD COMPANY AND ITS AFFILIATED ENTITIES AND THE DIRECTORS, OFFICERS AND EMPLOYEES OF EACH OF THEM (COLLECTIVELY REFERRED TO HEREINAFTER AS “INDEMNITEES”) HARMLESS FROM AND AGAINST ANY LIABILITY, LOSS, DAMAGE, CAUSE OF ACTION, PENALTY, FINE, COST (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS’ FEES), CLAIM OR STRICT LIABILITY CLAIM ARISING OUT OF OR IN ANY WAY INCIDENT TO THE ACTIVITIES PERFORMED BY ENTERING PARTY OR ITS CONTRACTORS OR SUBCONTRACTORS HEREUNDER, ON ACCOUNT OF PERSONAL INJURIES, DEATH, DAMAGE TO PROPERTY, OR DAMAGE TO THE ENVIRONMENT.  REGARDLESS OF WHETHER SUCH HARM IS TO ENTERING PARTY, INDEMNITEES, THE EMPLOYEES OR OFFICERS OF EITHER, OR ANY OTHER PERSON OR ENTITY, AND REGARDLESS OF HOW SUCH INJURY/DEATH/DAMAGE IS CAUSED (INCLUDING BY INDEMNITEES’ NEGLIGENCE, THE NEGLIGENCE OF THIRD PARTIES, OR OTHERWISE), BUT EXCLUDING INJURY/DEATH/DAMAGE TO THE EXTENT CAUSED BY THE SOLE NEGLIGENCE OF INDEMNITEES.  ENTERING PARTY’S DUTIES UNDER THIS PARAGRAPH SHALL SURVIVE THE TERMINATION, REVOCATION, OR EXPIRATION OF THIS AGREEMENT.  ENTERING PARTY SHALL MAINTAIN, AT ITS COST, INSURANCE COVERING THIS INDEMNITY PROVISION.

Exhibit C-2

2.           SAFETY.  Entering Party shall at all times strictly follow all requests and instructions given by Company regarding safety and health matters in or at the Facilities.  Notwithstanding the preceding sentence, Entering Party shall at all times be responsible for the safety and health of its (and its contractors or subcontractors) employees and agents present at the Facilities or elsewhere in connection with this Agreement.  Entering Party also warrants that when transporting any product that is classified as Hazardous Materials, under applicable law, Entering Party assumes full responsibility that its (and its contractors or subcontractors) employees have been screened to safely handle material while en route and that the transported material will arrive at stated destination in safe manner.  Entering Party shall have developed and implemented U.S.  Department of Transportation Security Plans in compliance with 49 C.F.R. 172.800 and Entering Party will furnish a true and correct copy thereof to Company, upon Company’s request.

3.           CONDUCT OF ACTIVITIES.  Entering Party agrees that it and its contractors and subcontractors will conduct their activities hereunder in accordance with (i) all applicable governmental laws, rules, and regulations and good standard industry practices including, where applicable, compliance with the issuance of a Transportation Worker Identification Credential; and (ii) in a manner that does not interfere with the operations of others (Company or third parties) at the Facilities. Company makes no representation as to any conditions at the Facilities, and Entering Party shall rely solely on Entering Party’s own examination and investigation of the conditions that may affect Entering Party’s activities on the Facilities. Entering Party shall be responsible for promptly repairing and remediating, at its expense, any damage to property or the environment that arises out of Entering Party’s activities hereunder.

4.           TERM.  This Agreement shall be effective as of the date first written above, and shall continue in effect thereafter until terminated by either party upon notice to the other party.

5.           ASSIGNMENT, SUBCONTRACTORS, AMENDMENTS.  This Agreement may not be assigned in whole or in part by Entering Party without the prior written consent of Company, nor shall activities be performed under this agreement by a contractor or subcontractor of Entering Party without the prior written consent of Company.  No amendment to this agreement shall be valid unless made in writing and signed by authorized representatives of both parties.

6.           CONFIDENTIALITY.  All information that Entering Party acquires from Company hereunder, directly or indirectly, and all information that arises out of the activities performed hereunder concerning such activities and/or proprietary processes involved in such activities including without limitation, information concerning Company’s current and future business plans, information relating to Company’s operations, and other Company-furnished information and know-how relating to such activities shall be deemed Company’s “Proprietary Information.”  Company’s Proprietary Information shall be held in strictest confidence by Entering Party (except to the extent any disclosures are reasonably necessary in the course of performing the activities hereunder or related services) and shall be used solely for purposes of performing such activities.  The obligations under this Paragraph shall survive completion of such activities and termination of this Agreement.

         Exhibit C-2

7.           INSURANCE.  Entering Party shall, at all times during the term at this Agreement, maintain insurance in accordance with the provisions of Schedule 1 attached hereto and incorporated herein by this reference.

8.           SHIPPING DOCUMENTS. To the extent Entering Party performs transportation services hereunder, and to the extent requested by Company, Entering Party shall provide copies to Company of all shipping documents (including but not limited to waybills, Owner loading tickets, bills of lading, meter tickets and delivery receipts) that are generated or handled by Entering Party relating to the transportation services performed hereunder.

9.           INCIDENT NOTIFICATION.  Entering Party shall notify Company (and provide details as requested by Company) as soon as reasonably possible in the event any accident or other event occurs during the course of Entering Party’s activities hereunder that involves non-compliance by Entering Party or its subcontractors with this Agreement or any applicable laws, regulations, ordinances or rules.

[Signature page follows.]

         Exhibit C-2

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative, effective as of the Effective Date.

BKEP PIPELINE, LLC	[ENTERING PARTY]

By:	By:

Name:	Name:

Party:	Party:

Exhibit C-2

SCHEDULE 1 TO ACCESS AGREEMENT

Entering Party shall maintain the following insurance coverage, with limits not less than as specified below:

A.
Worker’s Compensation Insurance, to the extent applicable, covering in accordance with the benefits afforded by the statutory Worker’s Compensation Acts applicable to the state, territory or district of hire, supervision or place of accident.  Policy limits for worker’s compensation shall not be less than statutory limits and for employer’s liability one million dollars ($1,000,000) each accident, one million dollars ($1,000,000) disease each employee, and one million dollars ($1,000,000) disease policy limit and two million dollars ($2,000,000) policy limit.

B.
Commercial General Liability Insurance (Standard ISO Occurrence Form) for bodily injury and property damage, including the following coverage:  premises/operations, independent contractors, blanket contractual liability, explosion, collapse and underground, broad form property damage, products/completed operations, sudden and accidental pollution liability (unless included on a separate policy), cross-liability coverage, and, where appropriate, stop-gap coverage with total limits to all insureds for not less than $1 million for each occurrence and $2 million aggregate for each annual period.

C.	Commercial / Automobile Insurance, to the extent applicable, covering owned, hired, rented, and non-owned automotive equipment with a limit of $1,000,000 per accident.

D.	Excess Umbrella Liability Insurance coverage in excess of the terms and limits of insurance specified in Paragraphs A, B and C above, with a combined limit of $5,000,000 per occurrence and aggregate.

All policies of insurance must be placed with insurers rated by A.M. Best Company as “A-” or higher.  The minimum limits required in this O&M Agreement for any particular type of insurance may be satisfied by a combination of the specific type of insurance and umbrella or excess liability insurance.  All deductibles applicable to the minimum required coverage outlined in this O&M Agreement, with or without the consent of Operator, will be for the sole account of the Entering Party.

Exhibit C-2

Coverage under all insurance required to be carried by Entering Party will be primary and exclusive of any other existing, valid and collectible insurance and each policy (except the Workers’ Compensation policy and in the case of the Automobile Liability policy as to the additional insured obligation under clause (i) below), whether or not required by the other provisions of this O&M Agreement, will (i) provide an endorsement that will make Operator and Owner an additional insured, with Operator and Owner being entitled to the same protections as any other additional insured party to the extent of liabilities assumed by Entering Party under its agreement with Operator and (ii) otherwise provide a blanket waiver of subrogation against the Operator and Owner and their underwriters that guarantees that Entering Party’s underwriters similarly waive such rights of subrogation. None of Entering Party’s obligations under this Section may be met through the means of any self-insurance coverage or program.

Entering Party’s insurance policies shall grant Operator and Owner a waiver of subrogation and waiver of rights of recovery on the insurance policies hereunder, to the extent permitted by Applicable Law.

In no event shall a waiver of the right of subrogation inure to the benefit of any employee such that any employee recovers under workers’ compensation/employers’ liability as well as under commercial general liability or excess insurance policies as a result of indemnity obligations assumed under this Agreement.  The Parties do not intend any such employee to be a third party beneficiary of this Agreement.

Exhibit C-2

EXHIBIT D
  OPERATIONAL CONTACT INFORMATION

BKEP:

Tim Moore – Cushing Operations
BKEP Pipeline, L.L.C.
Telephone: (918) 513-2929
Email: tlmoore@bkep.com

Jeff Speer – Operations & Engineering
BKEP Pipeline, L.L.C.
Telephone: (918) 237-4033
Facsimile: (918) 237-4001
Email: jspeer@bkep.com

OWNER:

Joe Simon
Vitol Midland LLC
Telephone: (405) 216-2222
Facsimile: (405) 231-4701
Email: jsimon@vitolusa.com

Exhibit D

EXHIBIT E
DESCRIPTION OF MIDLAND SITE

That certain track of land located in Section 32, Block 37, T-2-S, WM Baldridge Survey, Midland County, Texas.

Exhibit E

EXHIBIT F
REGULATORY APPROVALS

1.	Texas Commission on Environmental Quality Air Operating Permit.

2.
Spill Response Plans required by the Dept. of Transportation (i.e., Oil Spill Response Plan) and Environmental Protection Agency (i.e., the Facility Response Plan and the Spill Prevention Control and Countermeasures Plan).

Exhibit F

EXHIBIT G
INDEMNIFICATION AND LIABILITY

The indemnification obligations of the Parties under this O&M Agreement shall be as set forth below.  For purposes of this Exhibit G the term “THIRD PARTY” means any Person other than an Owner Indemnitee or an Operator Indemnitee.

I.	OWNER INDEMNIFICATION FOR OWNER EMPLOYEES.

TO THE FULL EXTENT PERMITTED BY LAW, OWNER (i) IS LIABLE FOR, AND (ii) AGREES TO RELEASE, INDEMNIFY, AND HOLD HARMLESS, OPERATOR, AND OPERATOR’S SUBSIDIARIES AND AFFILIATES, AND THE OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS OF EACH SUCH ENTITY (COLLECTIVELY, THE “OPERATOR INDEMNITEES”), FROM AND AGAINST:

a)
ANY AND ALL CLAIMS, LAWSUITS, HEARINGS, PROCEEDINGS, DEBTS, JUDGMENTS, DEMANDS, DAMAGES, INJUNCTIONS, ORDERS, AWARDS, SETTLEMENTS, LOSSES, LIABILITIES, LIENS AND ENCUMBRANCES OF EVERY KIND OR CHARACTER, INCLUDING WITHOUT LIMITATION, CLAIMS FOR INDEMNIFICATION UNDER OTHER CONTRACTS, AGREEMENTS OR ARRANGEMENTS, OR UNDER ARBITRATION OR MEDIATION (COLLECTIVELY, “CLAIMS”), AND

b)
ANY AND ALL COSTS AND EXPENSES OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION, COURT COSTS, ATTORNEYS’ FEES AND INVESTIGATIVE COSTS, AND COSTS AND EXPENSES RELATED TO ARBITRATION, MEDIATION, LITIGATION, DEFENSE AND SETTLEMENT (COLLECTIVELY, “COSTS”),

PERTAINING TO OR ARISING OUT OF PERSONAL INJURY TO, OR DEATH OF, ANY EMPLOYEE OF OWNER OR OF ANY EMPLOYEE OF ANY SUBSIDIARY OR AFFILIATE OF OWNER AND ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS O&M AGREEMENT, EXCEPT TO THE EXTENT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), GROSS NEGLIGENCE, STRICT LIABILITY, WILLFUL MISCONDUCT, OR OTHER LEGAL FAULT OF ANY OPERATOR INDEMNITEE

Exhibit G

II	OPERATOR INDEMNIFICATION FOR OPERATOR EMPLOYEES.

TO THE FULL EXTENT PERMITTED BY LAW, OPERATOR IS LIABLE FOR, AND AGREES TO RELEASE, INDEMNIFY, AND HOLD HARMLESS, OWNER, AND OWNER’S SUBSIDIARIES AND AFFILIATES, AS WELL AS THE OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS OF EACH SUCH ENTITY (COLLECTIVELY, “OWNER INDEMNITEES”), FROM AND AGAINST ANY AND ALL CLAIMS AND COSTS,

PERTAINING TO OR ARISING OUT OF PERSONAL INJURY TO, OR DEATH OF, ANY EMPLOYEE OF OPERATOR, OR OF ANY EMPLOYEE OF ANY SUBSIDIARY OR AFFILIATE OF OPERATOR, AND ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS O&M AGREEMENT, EVEN IF CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, STRICT LIABILITY, WILLFUL MISCONDUCT, OR OTHER LEGAL FAULT OF ANY OWNER INDEMNITEE.

III.           OWNER INDEMNIFICATION FOR OTHER CLAIMS

IN ADDITION TO THE OBLIGATIONS SET FORTH IN SECTION I ABOVE, OWNER IS LIABLE FOR AND AGREES TO RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS THE OPERATOR INDEMNITEES FROM ANY AND ALL CLAIMS AND COSTS TO THE EXTENT THAT ANY SUCH CLAIMS AND COSTS ARISES FROM (i) THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OWNER INDEMNITEES, OR (ii) ANY BREACH OF THIS O&M AGREEMENT BY THE OWNER INDEMNITEES.

TO THE EXTENT THAT ANY SUCH CLAIMS AND COSTS ARISE FROM (A) THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OPERATOR INDEMNITEES OR ANY BREACH OF THIS O&M AGREEMENT BY THE OPERATOR INDEMNITEES AND (B), THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OWNER INDEMNITEES OR ANY BREACH OF THIS O&M AGREEMENT BY THE OWNER INDEMNITEES, THE OBLIGATION TO INDEMNIFY UNDER THIS PARAGRAPH III SHALL BE COMPARATIVE, AND OWNER SHALL NOT BE OBLIGATED TO INDEMNIFY THE OPERATOR INDEMNITEES TO THE EXTENT THAT SUCH LIABILITY WAS CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OPERATOR INDEMNITEES, OR ANY BREACH OF THIS O&M AGREEMENT BY THE OPERATOR INDEMNITEES.

Exhibit G

IV.           OPERATOR INDEMNIFICATION FOR OTHER CLAIMS

IN ADDITION TO THE OBLIGATIONS SET FORTH IN SECTION II ABOVE, OPERATOR IS LIABLE FOR AND AGREES TO RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS THE OWNER INDEMNITEES FROM ANY AND ALL CLAIMS AND COSTS TO THE EXTENT THAT ANY SUCH CLAIMS AND COSTS ARISES FROM (i) THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OPERATOR INDEMNITEES, OR (ii) ANY BREACH OF THIS O&M AGREEMENT BY THE OPERATOR INDEMNITEES.

TO THE EXTENT THAT ANY SUCH CLAIMS AND COSTS ARISE FROM (A) THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OWNER INDEMNITEES OR ANY BREACH OF THIS O&M AGREEMENT BY THE OWNER INDEMNITEES AND (B), THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OPERATOR INDEMNITEES OR ANY BREACH OF THIS O&M AGREEMENT BY THE OPERATOR INDEMNITEES, THE OBLIGATION TO INDEMNIFY UNDER THIS PARAGRAPH IV SHALL BE COMPARATIVE, AND OPERATOR SHALL NOT BE OBLIGATED TO INDEMNIFY THE OWNER INDEMNITEES TO THE EXTENT THAT SUCH LIABILITY WAS CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OWNER INDEMNITEES, OR ANY BREACH OF THIS O&M AGREEMENT BY THE OWNER INDEMNITEES.

V.           OBLIGATIONS WITH RESPECT TO PRODUCT

NOTWITHSTANDING PARAGRAPHS (I) AND (II) ABOVE, TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OPERATOR, AS BETWEEN THE PARTIES, OPERATOR SHALL BE LIABLE FOR, AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS, THE OWNER INDEMNITEES FROM AND AGAINST ANY LOSS OR DAMAGE FROM ANY RELEASE, LEAK, SPILL, OR DISCHARGE, AND RELATED OFF-SITE MIGRATION, OF ANY PRODUCT AT ALL POINTS AFTER SUCH PRODUCT IS DELIVERED TO THE CUSTODY TRANSFER POINT, AS WELL AS FOR THIRD-PARTY DAMAGES, CAUSED BY THE RELEASE, LEAK, SPILL, OR DISCHARGE, AND RELATED OFF-SITE MIGRATION, OF SUCH PRODUCT AFTER SUCH PRODUCT IS DELIVERED TO THE CUSTODY TRANSFER POINT. THE INDEMNIFICATION PROVIDED PURSUANT TO THIS PARAGRAPH SHALL (I) ONLY APPLY TO THE EXTENT OF OPERATOR’S NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND (II) NOT APPLY PRIOR TO THE OPERATOR RECEIVING CUSTODY OF SUCH PRODUCT OR AFTER THE PRODUCT IS NO LONGER IN OPERATOR’S CUSTODY.  FOR PURPOSES HEREOF, THE CUSTODY TRANSFER POINT SHALL BE DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.9.

Exhibit G

NOTWITHSTANDING PARAGRAPHS (I) AND (II) ABOVE, OWNER SHALL BE LIABLE FOR, AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS, THE OPERATOR INDEMNITEES FROM AND AGAINST ANY LOSS OR DAMAGE FROM ANY RELEASE, LEAK, SPILL, OR DISCHARGE, AND RELATED OFF-SITE MIGRATION, OF ANY PRODUCT AT ALL POINTS PRIOR TO SUCH PRODUCT BEING DELIVERED TO OPERATOR’S CUSTODY AND AFTER SUCH PRODUCT IS NO LONGER IN OPERATOR’S CUSTODY, AS WELL AS FOR THIRD-PARTY DAMAGES CAUSED BY THE RELEASE, LEAK, SPILL, OR DISCHARGE, AND RELATED OFF-SITE MIGRATION, OF SUCH PRODUCT PRIOR TO SUCH PRODUCT BEING DELIVERED TO OPERATOR’S CUSTODY AND AFTER SUCH PRODUCT IS NO LONGER IN OPERATOR’S CUSTODY. THE CUSTODY TRANSFER POINT SHALL BE DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.9.

NOTWITHSTANDING PARAGRAPHS (I) AND (II) ABOVE, OWNER SHALL BE LIABLE FOR, AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS, THE OPERATOR INDEMNITEES FROM AND AGAINST ANY LOSS OR DAMAGE THAT IS A RESULT OF PRODUCT BEING DELIVERED BY OWNER, ITS AFFILIATES OR THEIR RESPECTIVE CUSTOMERS AND AGENTS THAT DOES NOT COMPLY WITH APPLICABLE LAW; PROVIDED OPERATOR RECEIVED SUCH PRODUCT AT THE DIRECTION  full compliance with all Applicable Law

OPERATOR MAKES NO WARRANTY, EXPRESSED OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

VII.	INDEMNIFICATION PROCEDURES

ANY CLAIM FOR INDEMNIFICATION PURSUANT TO THIS EXHIBIT G SHALL BE SUBJECT TO THE PROCEDURES SET FORTH IN EXHIBIT H.

Exhibit G

EXHIBIT H
INDEMNIFICATION PROCEDURES

1.
Indemnification Notice.  Each Party entitled to indemnification pursuant to Exhibit G (“Indemnified Party”) who determines that an event has occurred giving rise (or which may give rise) to a right of indemnification hereunder in favor of such Indemnified Party (an “Indemnity Claim”), shall promptly notify the Party obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Party”) in writing of such Indemnity Claim (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Indemnity Claim; provided, however, the failure of any Indemnified Party to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the Indemnifying Party from any of its indemnification obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure.

2.	Indemnification Procedure. Any obligation to provide indemnification shall be subject to the following terms and conditions:

(a) Upon receipt of a Claim Notice, the Indemnifying Party shall, at its cost and expense and upon notice to the Indemnified Party within thirty (30) days of its receipt of such Claim Notice (or any shorter time period as the circumstances may warrant), assume and control the defense, compromise, settlement and investigation of such Indemnity Claim, including the management of any proceeding relating thereto, and shall employ and engage counsel reasonably acceptable to the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one of a monetary nature) or if the Indemnified Party has been advised by counsel that there may be one or more legal or equitable defenses available to it that are different from or additional to those available to the Indemnifying Party, which, in either case, would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel, other than local counsel, for all Indemnified Parties, taken together).

Exhibit H

(b) The Indemnified Party may, at its own cost and expense, participate in the defense of such Indemnity Claim and agrees to cooperate with the Indemnifying Party in such efforts and make available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession, under its control or to which it may have access as may be reasonably required by the Indemnifying Party.  The Indemnifying Party will keep the Indemnified Party reasonably informed of the progress of the defense of any such Indemnity Claim.  If the Indemnifying Party fails to so assume the defense and investigation of any such Indemnity Claim, (i) the Indemnified Party shall have the right to undertake the defense, compromise, settlement and investigation of such Indemnity Claim on behalf of, and at the cost and expense of and for the account and risk of the Indemnifying Party, (ii) the Indemnifying Party agrees to cooperate with the Indemnified Party in such efforts and (iii) the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of the defense of any such Indemnity Claim.

3.
Settlement of Indemnity Claims.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, (a) settle or compromise any Indemnity Claim or consent to the entry of any final judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release or releases from all liability in respect of such Indemnity Claim of all Indemnified Parties affected by such Indemnity Claim, or (b) settle or compromise any Indemnity Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder.  No Indemnity Claim that is being defended in good faith by the Indemnifying Party shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

Exhibit H

EXHIBIT I
INFLATION ADJUSTMENT

Commencing on the Adjustment Date, and for each one-year period thereafter, Operator will prepare a statement of the inflation adjustment to apply to the Monthly Fee.  For purposes hereof, the “Adjustment Date” shall mean the date which is twelve (12) months after the date that all of the tanks in the Terminal are in service.  The Monthly Fee shall be adjusted in accordance with the percent change of the labor index set forth below.

The Employment Cost Index for total compensation, durable goods manufacturing, not seasonally adjusted, as it appears in the periodical Monthly Labor Review as published by the U.S. Department of Labor, Bureau of Labor Statistics; this series shall be referred to as the labor index.

Upon request, Operator shall provide Owner with a written explanation of how the inflation adjustment was calculated.

Exhibit I